Exhibit 10.7

April 3, 2017

Dear Jeff,

Merrimack Pharmaceuticals, Inc. (“Merrimack”) is pleased to provide you a one-time retention bonus of $350,000 (the “Retention Bonus”), less all applicable taxes and withholdings. A portion of the Retention Bonus is considered an advance and is not earned unless you remain continuously employed and in good standing with Merrimack based on the following terms: (i) if you terminate your employment with Merrimack on or before December 31, 2017 without Good Reason (as defined in your Employment Agreement) or Merrimack terminates your employment on or before December 31, 2017 for Cause (as defined in your Employment Agreement), you shall be required to repay $233,333.33 of the Retention Bonus, minus any applicable taxes and withholdings that you were required to pay with respect to such amount, within 60 days after your termination, and (ii) if you terminate your employment with Merrimack on or after January 1, 2018 but on or before June 30, 2018 without Good Reason or Merrimack terminates your employment on or after January 1, 2018 but on or before June 30, 2018 for Cause, you shall be required to repay $116,666.67 of the Retention Bonus, minus any applicable taxes and withholdings that you were required to pay with respect to such amount, within 60 days after your termination, in each case, to the maximum extent permitted by applicable law.  You shall not be required to repay any portion of the Retention Bonus if you terminate your employment with Merrimack at any time for Good Reason or if Merrimack terminates your employment at any time without Cause.

This letter contains all of the understandings and representations between Merrimack and you relating to the Retention Bonus and supersedes all prior understandings, representations and agreements with respect to any retention bonus payments.  The opportunity for you to receive the Retention Bonus under the terms set forth in this letter shall not be construed as a guarantee of employment for any specific period of time, and your employment shall remain at-will.

We are excited to continue working with you. If the terms set forth in this letter are acceptable to you, please sign this letter and return it to me. If you have any questions do not hesitate to reach out.

Best regards,

/s/ Shelley Phelps
Shelley Phelps, Talent Team

Accepted and Agreed:

/s/ Jeffrey A. Munsie
Jeffrey A. Munsie